UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

April 2, 2008 (March 28, 2008)

Date of Report (Date of earliest event reported)

CONTINENTAL MATERIALS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-03834	36-2274391
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Wacker Dr., Suite 4000 Chicago, IL (Address of Principal Executive Offices)		60606 (Zip Code)

(312) 541-7200

(Registrant’s telephone number,

including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                  Entry Into a Material Definitive Agreement.

On March 28, 2008, Continental Materials Corporation (the “Company”) entered into the Amended and Restated Revolving Credit and Term Loan Agreement (the “Amended Credit Agreement”), which amended the Company’s existing Revolving Credit and Term Loan Agreement dated September 5, 2003, as amended as of May 29, 2004, April 14, 2005, June 28, 2005, June 8, 2006, March 28, 2007, August 13, 2007 and October 23, 2007  (the “Credit Agreement”) with LaSalle Bank National Association and Fifth Third Bank (the “Lenders”). The Amended Credit Agreement waived compliance with the Leverage Ratio, as defined in the Loan Agreement, for the 2007 year-end and modifies the required ratio for prospective quarters. The Company expects to be in compliance with the new ratios. Under the Amended Credit Agreement, the revolving credit facility was increased by $3,000,000 to $18,000,000 until September 30, 2008 at which time it is reduced back to $15,000,000. The revolving credit facility expires in June 2009.

The Credit Agreement provides that, at the Company’s option, the term loan and revolving credit facility will bear interest at prime or a performance-based LIBOR rate. Based on the terms of the Amended Credit Agreement and the Company’s performance for the twelve month period ended December March 29, 2007, the performance based rates would be LIBOR plus 2.50% for both the term loan and borrowings under the revolving credit facility. Payment of accrued interest is due and payable quarterly by the Company. Payments of principal under the term loan are payable on a quarterly basis with a final payment of all remaining unpaid principal due March 31, 2011.

The Amended Credit Agreement requires the Company to maintain certain levels of EBITDA (earnings before interest, income taxes, depreciation and amortization) or debt service coverage, consolidated net worth and to maintain certain ratios including consolidated debt to cash flow (as defined). Additional borrowings, acquisition of stock of other companies, repurchases of Company stock and payment of cash dividends are either limited or require prior approval by the Lenders. The Credit Agreement also includes customary events of default such as payment defaults, cross-defaults to other indebtedness, bankruptcy and insolvency, and a change in control, the occurrence of which could cause all amounts under the Credit Agreement to become immediately due and payable.

In connection with the Amended Credit Agreement, each guarantor under the Credit Agreement (certain of the Company’s subsidiaries) consented to the terms of the Amended Credit Agreement and agreed that the terms of the Amended Credit Agreement shall not affect its obligations and liabilities under any loan document.

                All other material terms of the Credit Agreement remain in force, except to the extent they have been modified by the Amended Credit Agreement. The foregoing discussion is qualified in its entirety by the terms of the Amended Credit Agreement, which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated herein by reference.

Item 8.01.   Other Events.

In its press release issued on March 31, 2008, the Company disclosed its audited results for the fiscal year ended December 29, 2007. The press release is being filed with this report on Form 8-K and is attached hereto as Exhibit 99.2.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 28, 2008, by and among Continental Materials Corporation, LaSalle Bank National Association and Fifth Third Bank.

99.2	Continental Materials Corporation Press Release, dated March 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL MATERIALS CORPORATION

	By:	/s/ Joseph J. Sum
	Name:	Joseph J. Sum
	Title:	Chief Financial Officer

Date: April 2, 2008